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[GRAPHIC OMITTED][GRAPHIC OMITTED]                            Company Press Release
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FOR RELEASE October 5, 2001

Startec Contact:
Prabhav V. Maniyar
                                                                Chief Financial Officer
(301) 610-4300

                                     Startec Plans Increase in Authorized Shares
                              Company Pursues Agreement to Retire $160 Million in Debt

POTOMAC, MD - October 5, 2001 - Startec Global Communications Corporation (OTC Bulletin Board: STGC.OB) today announced it was requesting shareholder approval for an increase in the Company's authorized common shares from 100 million to 300 million. The Company is a facilities-based provider of Internet Protocol ("IP") communications services, including voice, data and Internet access, which it markets to ethnic residential customers and to enterprises, international long-distance carriers and Internet service providers that communicate and transact with the world's emerging economies.

The increase in authorized shares is being proposed in connection with a preliminary and tentative agreement
Startec has reached with some of its bondholders on a plan to eliminate the entire $160 million of the Company's outstanding 12% Senior Notes due in 2008. Under the terms of the proposed restructuring, which remain subject to change, the bondholders will exchange their bonds for cash, convertible cumulative non-voting preferred stock and warrants. Startec is in the process of raising cash necessary for the transaction and other expenses by issuing stock purchase warrants and convertible preferred stock. The final agreement with the bondholders will require the participation of all, or substantially all, the holders of Startec's bonds in order to be effective and is subject to the approval of the Company's current senior secured lenders.

Startec's Board of Directors has recommended that the shareholders of the Company approve the proposed increase in the number of authorized common shares in order to ensure the flexibility necessary to finalize and implement the proposed transactions. A special meeting of shareholders will be held on October 18, 2001, to vote on the Board proposal.

At the beginning of this year, Startec began implementing the three major components of its strategy to restore profitability. The first component, recalibrating operations worldwide, is essentially complete. The second step, restructuring its bonds, is underway with the achievement of a preliminary agreement with some bondholders. The
Company is now focused on the third aspect of its strategy, namely, raising the capital necessary to restructure the debt and fund its business growth.

ABOUT STARTEC:
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Startec Global Communications is a facilities-based provider of Internet Protocol, or "IP", communication services, including voice, data and Internet access. Startec markets its services to ethnic residential communities located in major metropolitan areas, and to enterprises, international long-distance carriers and Internet service providers transacting business in the world's emerging economies.  The Company provides services through a flexible network of owned and leased facilities, operating and termination agreements, and resale arrangements. The Company has an extensive network of IP gateways, domestic switches, and ownership in undersea fiber-optic cables.

SAFE HARBOR CAUTION:
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Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994.  Forward-looking statements in this release such as statements regarding our expectations of annualized operating profit improvements and expectations of becoming EBITDA and cash flow positive, statements regarding the availability of additional financing and possibly restructuring the Senior Notes, our ability to restore access to least-cost IP routes, and our beliefs regarding the likely success of our cost-cutting measures, and involve a number of risks and uncertainties, including, but not limited to, reductions in revenue due to reduction in circuit-switched traffic;
changes in market conditions; government regulation; the volatile and intensely  competitive environment in the telecommunications and Internet industries, the international communications industry and the global economy;
availability of transmission facilities; entry into new and developing markets; competition; customer concentration and attrition; the expansion of a global network; dependence on operating agreements with foreign partners;
reliance on third parties to provide us with technology, infrastructure and content; our dependence on a few significant customers and suppliers; difficulty in restoring access to least-cost IP routes; rapid technological change, our ability to restructure our Senior Notes or other indebtedness and to meet our obligations under existing indebtedness; increasing cost of financing and difficulties in obtaining needed financing; our strategy of focusing on business customers and migrating entirely to our IP network; dependence on key employees; our dependence on call termination agreements; the international telecommunications industry; international economic and political instability; dependence on effective billing and information systems; and our ability to integrate and manage acquired technology, companies, assets and personnel.

There can be no assurance that the Company will be able to restructure the senior notes or its other debt, or that any new financing will be available.  If the Company is unable to restructure its debt and obtain additional financing, it will be required to limit or curtail its operations, and may be required to sell assets to the extent permitted by its debt facilities, and a restructuring, sale or liquidation may be required. The Company's existing debt obligations also create financial and operating risks and there can be no assurance that that the Company can satisfy its debt covenants and, in the event that the Company is unable to restructure its balance sheet enough to achieve EBITDA breakeven in a timely manner, there will likely be a material adverse change in the Company's operations and financial condition.  These and other relevant risk factors are discussed in further detail in the
Company's SEC filings.